DISTRIBUTION AGREEMENT

THIS DISTRUBUTION AGREEMENT (“Agreement”), entered into as of November 1, 2022, is by and between JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK (“JNLIC-NY”), on its behalf and on behalf of the separate accounts that are more particularly described below, and NATIONWIDE INVESTMENT SERVICES CORPORATION (“Distributor”). Each JNLIC-NY and Distributor is hereinafter referred to as a “Party,” or collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Distributor is registered broker-dealer that engages in the distribution and promotes the sale of variable insurance products; and

WHEREAS, JNLIC-NYdesires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter and distributor.

NOW, THEREFORE, in consideration of their mutual promises, JNLIC-NY and Distributor hereby agree as follows:

1.	Definitions

a.

Contracts – The class or classes of variable insurance products that are issued and administered by JNLIC-NY as in effect at the time this Agreement is executed, and such other classes of variable insurance products that may in the future be issued and administered by JNLIC-NY, including any riders to such contracts and any other contracts offered in connection therewith. For this purpose and under this Agreement generally, a “class of Contracts” shall mean those Contracts issued by JNLIC-NY on the same policy form or forms and covered by the same Registration Statement.

b.

Registration Statement – At any time that this Agreement is in effect, each currently effective registration statement filed pursuant to the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 8 of this Agreement, the term “Registration Statement” means any document that is or at any time was a Registration Statement within the meaning of this Section 1.b.

c.

Prospectus – The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the prospectus and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 8 of this Agreement, the term “any Prospectus” means any document that is or at any time was a Prospectus within the meaning of this Section 1.c.

d.	Fund – An investment company in which a Variable Account invests.

e.	Variable Account – A separate account supporting a class or classes of Contracts.

f.	1933 Act – The Securities Act of 1933, as amended.

g.	1934 Act – The Securities Exchange Act of 1934, as amended.

h.	1940 Act – The Investment Company Act of 1940, as amended.

i.	SEC – The Securities and Exchange Commission.

j.	FINRA – The Financial Industry Regulatory Authority.

k.	Regulations – The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act , the 1940 Act in effect at the time this Agreement is executed or thereafter promulgated.

l.

FINRA Rules – The rules that are applicable to members of FINRA, including any NASD Rules that have yet to be incorporated into the consolidated FINRA rulebook. Such rules do not include New York Stock Exchange Rules that FINRA has incorporated.

m.	Representative – When used with reference to Distributor, an individual who is registered as a principal or representative of Distributor.

n.	Application – An application for a Contract.

o.	Premium – A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

p.

Selling Firm – A FINRA registered broker-dealer that also holds appropriate state securities registration(s) that has agreed to participate in the distribution of the Contracts by entering into a written selling agreement with Distributor and JNLIC-NY (“Selling Agreement”). Such Selling Agreement is more particularly described in Section 3 of this Agreement.

q.	Selling Firm Representative – An individual registered as a Principal or Registered Representative as defined by FINRA Rules, of such Selling Firm.

r.	Applicant – individual(s), organization(s) or trusts who decide to purchase a Contract.

2.	Authorizations and Appointments

a.

Scope of Authority. JNLIC-NY hereby authorizes Distributor on a non-exclusive agency basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act, the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. Distributor shall actively discharge its duties and responsibilities under this Agreement on a continuous basis while the Registration Statements for the Contracts remain effective. Distributor shall use its best efforts to promote and market the Contracts actively subject to compliance with applicable laws, rules and regulations, including FINRA Rules. However, Distributor shall not be obligated to sell any Contracts. JNLIC-NY and Distributor agree that Distributor may distribute variable insurance products and other investment products for other companies, subject to the terms and conditions of its Membership Agreement with FINRA.

b.

Limitations on Authority. Distributor shall act as an independent contractor and neither Distributor nor its agents, officers or employees shall be deemed to be agents, officers or employees of JNLIC-NY based upon their activities in connection with the sale of the Contracts hereunder. Distributor and its Representatives shall not have authority, on behalf of JNLIC-NY to:

•	make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract;

•	waive any Contract forfeiture provision;

•	extend the time of paying any Premium; or

•	receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums, in the same manner in which they were received, to JNLIC-NY).

Distributor shall not expend, nor contract for the expenditure of, the funds of JNLIC-NY. Distributor shall not possess or exercise any authority on behalf of JNLIC-NY other than that expressly conferred on Distributor by this Agreement. Distributor acknowledges and agrees that JNLIC-NY shall have the right at any time to suspend or limit the public offering of the Contracts.

3.	Distribution Activities

a.

Representations, Warranties and Covenants of Distributor. Distributor represents and warrants to JNLIC-NY that Distributor is, and covenants that it shall remain during the term of this Agreement: (i) registered as a broker-dealer under the 1934 Act; (ii) a member in good standing with FINRA; (iii) duly registered under applicable state securities laws; (iv) in compliance with Section 9(a) of the 1940 Act; and (v) otherwise qualified to conduct the distribution activities described in this Agreement.

b.

Performance Standards. Distributor agrees that in performing or providing functions or services hereunder, it shall use the degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices, and procedures established by JNLIC-NY for its own business.

(i).	Distributor shall perform distribution services according to servicing standards of JNLIC-NY or such other standards as may be mutually agreed upon by JNLIC-NY and Distributor.

(ii).

Distributor shall comply with all laws, regulations, rules, and orders applicable to (i) JNLIC-NY with respect to the services provided hereunder or (ii) to Distributor. Distributor agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement. Whenever the personnel Distributor utilizes to perform distribution services for JNLIC-NY pursuant to this Agreement, such personnel shall at all times remain solely under Distributor’s direction and control. JNLIC-NY shall have no liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of Distributor used in performing distribution services for or subject to use by JNLIC-NY shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

c.

Selling Firms. Subject to JNLIC-NY’s prior approval, JNLIC-NY authorizes Distributor to enter into Selling Agreements, on such terms and conditions that are consistent with this Agreement, with one or more Selling Firms that agree to participate in the solicitation of sales of the Contracts. JNLIC-NY shall join Distributor as a party to such Selling Agreements. Selling Firms shall be registered as a broker-dealer under the 1934 Act and as a member of FINRA. Distributor shall take reasonable steps to ensure that any Selling Firm and its Selling Firm Representatives soliciting applications for Contracts are duly and appropriately licensed and registered to engage in the sale of such Contracts under all applicable securities and insurance laws, rules and regulations prior to the execution of a Selling Agreement. Distributor shall be responsible for investigating the background of any Selling Firm prior to entering into any Selling Agreement and shall inform JNLIC-NY of its findings. Distributor and JNLIC-NY agrees to include within such Selling Agreement provisions reasonably designed to ensure that:

(i).	Activities of Selling Firm and Selling Firm Representatives related to sales of Contracts are in compliance with applicable laws, rules and regulations;

(ii).	Selling Firm properly supervises their Selling Firm Representatives in accordance with applicable laws, rules and regulations;

(iii).

Selling Firm indemnifies JNLIC-NY and Distributor for the acts or omissions of Selling Firm Representatives insofar as they relate to their solicitation activities related to sales of the Contracts; and

(iv).	Selling Firm adheres to transaction processing policies established by JNLIC-NY and Distributor.

JNLIC-NY or Distributor reserve the right, in its discretion, to terminate its Selling Agreement with a Selling Firm, at any time and shall promptly notify each other when such an event occurs.

In the event a Selling Agreement is terminated, JNLIC-NY may continue to provide customer services to Contract owners and Distributor may assist JNLIC-NY in providing such services. In the event an existing Contract is not transferred to another Selling Firm immediately following such termination, there shall be no broker-dealer of record for such Contract unless and until (i) a selling agreement is executed by JNLIC-NY, Distributor and a new broker-dealer of record, and (ii) proper steps are taken to transfer the Contract to such new broker-dealer of record.

d.	Representatives. No Representative or Selling Firm Representative shall solicit a sale of a Contract unless at the time of solicitation such individual is duly:

(i).	registered with FINRA;

(ii).	registered with state securities divisions, as appropriate;

(iii).	licensed with all applicable state insurance departments under the insurance laws of each jurisdiction, as appropriate; and

(iv).	appointed as an insurance agent of JNLIC-NY in accordance with applicable laws, rules and regulations governing appointments.

(1)

Appointment by JNLIC-NY. JNLIC-NY shall take all actions necessary to affect the appointment of Representatives and Selling Firm Representative as may from time to time be identified by Distributor as qualified to serve as insurance agents of JNLIC-NY. JNLIC-NY reserves the right, in their reasonable discretion, to (i) refuse to appoint any Representative or Selling Firm Representative, (ii) refuse to renew any such appointment or (iii) terminate any appointment, consistent with its duties and responsibilities under applicable laws, rules and regulations. JNLIC-NY shall forward all appointment forms and applications to the appropriate state insurance department.

(2)

Distributor Due Diligence. Distributor shall not employ, or permit to be associated with it, in any material connection with the Contracts or the handling of Contract assets, any Representative who, to the knowledge of Distributor, is subject to statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act and Article III, Section 4 of the FINRA By-Laws. Distributor shall investigate the background of each registered broker-dealer that has been proposed to Distributor or JNLIC-NY as a prospective Selling Firm under a Selling Agreement. In the event Distributor determines that any such broker-dealer has a background that calls into question its ability to properly carry out its duties and responsibilities under a Selling Agreement, Distributor shall report such information to JNLIC-NY, at which time the Parties shall jointly determine whether and when a Selling Agreement can be entered into with such broker-dealer.

(3)

Supervision of Representatives by Distributor. Distributor is responsible for supervising the activities of any Representative and for ensuring that Representatives are properly registered, licensed and in compliance with all applicable federal or state laws, rules and regulations and all relevant rules and procedures of JNLIC-NY provided in writing by JNLIC-NY.

e.

Distribution Activities. All distribution activities engaged in by Distributor and its Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, with FINRA Rules, as well as with all applicable insurance laws and regulations, included any laws and regulations related to suitability, any other applicable federal or state law, rule, or regulation, and any of the policies and procedures that JNLIC-NY may issue from time to time. In particular, without limiting the generality of the foregoing:

(1)

Distributor shall train, supervise and be solely responsible for the conduct of Representatives with regard to their distribution activities, and shall supervise their compliance with applicable laws, rules and regulations of any insurance or securities regulatory agencies or self-regulatory organizations that have jurisdiction over variable insurance product activities.

(2)	JNLIC-NY shall be responsible for providing training to Representatives regarding the product features and benefits of all Contracts offered through JNLIC-NY.

(3)

Neither Distributor nor any Representative shall offer, attempt to offer, or solicit Applications for, the Contracts, in any state or other jurisdiction unless JNLIC-NY has notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

(4)

Neither Distributor nor any Representative shall give any information or make any representation with respect to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus and the Statement of Additional Information for such class of Contracts, or in the then-currently effective prospectus or Statement of Additional Information for a Fund, or in current advertising materials for such class of Contracts authorized by JNLIC-NY.

(5)

Distributor and all Representatives agree to distribute and sell Contracts in accordance with the market timing and frequent trading policies of the Variable Accounts as stated in the then-currently effective Prospectus and Statement of Additional Information for Contracts.

(6)

The performance of distribution services by Distributor for JNLIC-NY pursuant to this Agreement shall in no way impair the absolute control of the business and operation of Distributor or JNLIC-NY by their respective Board of Directors. Distributor shall act hereunder so as to assure the separate operating identity of JNLIC-NY. The business and operations of JNLIC-NY shall at all times be subject to the direction and control of the Board of Directors of JNLIC-NY.

f.

Suitability. Distributor shall, as applicable, require Selling Firms to review and determine whether Contracts tendered by Selling Firm or Selling Firm Representative are deemed suitable in accordance with applicable suitability standards, including those contained in FINRA Rules and interpretations and guidance relating thereto, those established by law, rule or regulation (including variable insurance regulations adopted by states where the Contracts are sold), as well as any standards that may be established by mutual agreement of JNLIC-NY and Distributor from time to time. While not limited to the following, a determination of suitability shall be based on information furnished by an Applicant after reasonable inquiry of the Applicant concerning financial status (including occupation, marital status, age. number of dependents, and risk tolerance), retirement needs, reasons for purchasing a Contract, investment sophistication and experience, liquid net worth, other securities holdings, other investments and savings, annual income, financial situation and needs, insurance and investment objectives, investment time horizon, tax status, and the likelihood that Applicant will continue to make any premium payments contemplated by the Contract applied for and will keep the Contract in force for a sufficient period of time.

g.

Exercise of Judgment. In providing services which require the exercise of judgment by Distributor, Distributor shall perform any such service in accordance with standards and guidelines JNLIC-NY develops and communicates to Distributor. In performing any services hereunder, Distributor shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of JNLIC-NY.

4.	Prospectus, Registration Statements, Contract Forms and Marketing Materials

a.

Preparation and Filing of Prospectuses, Registration Statements and Contract Forms. JNLIC-NY shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, for preparing the Prospectuses, Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required, JNLIC-NY agrees to forward to Distributor copies of any and all amendments to the Registration Statement.

b.	Notification by JNLIC-NY. JNLIC-NY agrees to advise Distributor immediately of:

(1)	Any request by the SEC (i) for amendment of the Registration Statement or (ii) for additional information that JNLIC-NY determines is material to Distributor;

(2)	The issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and

(3)

The occurrence of any material event, if known by JNLIC-NY, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

c.

Preparation and Filing of Sales Materials. JNLIC-NY and Distributor shall together be responsible for the design, development and preparation of all promotional, sales, and advertising material relating to the Contracts, subject to review and written approval by Distributor of such material and documents in accordance with applicable FINRA Rules pertaining to sales literature and advertising. A separate writing shall describe agreed upon policies and procedures between JNLIC-NY and Distributor governing the preparation, review and filing of sales materials. Distributor shall be responsible for filing such material, as required, with FINRA and any state securities regulatory authorities.

JNLIC-NY shall be responsible for:

•	filing and approval of all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities; and

•	the printing and expense of providing promotional, sales or advertising material.

d.

Resolution of Comments. The Parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority described in Section 4(c), and shall cooperate expeditiously in resolving and implementing any comments, as applicable. Upon request, Distributor shall promptly furnish to JNLIC-NY copies of any letters from FINRA requesting changes in any promotional, sales, and advertising material used or to be used in connection with its distribution activities under this Agreement, and shall not, after receipt of such a letter, use such material until JNLIC-NY shall have approved (or re-approved, as applicable) their use in writing.

e.

Use in Solicitation Activities. JNLIC-NY shall be responsible for furnishing Distributor and Selling Firms with sufficient quantities of Applications, Prospectuses and other materials to assure an adequate supply for use by Distributor and Selling Firms in their distribution and solicitation activities with respect to the Contracts. Distributor shall not use, and shall take reasonable steps to ensure that Selling Firms do not use, any promotional, sales or advertising materials that have not been approved by JNLIC-NY. JNLIC-NY has the right to recall promotional, sales, and advertising material from use at any time by notice to Distributor. In the event JNLIC-NY chooses to recall any such materials, Distributor will immediately cease their use and destroy any unused material.

f.

Definitions. For purposes of this Agreement, the phrase “promotional, sales, and advertising material” includes retail communications, institutional communications and correspondence, as those terms are defined in FINRA Rules, and such other promotional materials that are agreed upon by the Parties.

5.	Compensation and Expenses

a.

JNLIC-NY shall pay such forms of compensation to Representatives and Selling Firms that are agreed upon by the Parties, as paying agent on behalf of Distributor, and, in connection therewith, shall maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of Distributor.

b.

JNLIC-NY shall reimburse Distributor for such costs and expenses that Distributor incurs in connection with the provision of services hereunder. The charge to JNLIC-NY for distribution services shall include all direct and indirectly reimbursable expenses. The methods for allocating expenses to JNLIC-NY shall be determined in accordance with the requirements prescribed in New York Department Regulation No. 33. Such methods shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Distributor on behalf of JNLIC-NY.

c.

Within sixty (60) days after end of each calendar year, Distributor shall submit to JNLIC-NY a statement of actual apportioned expenses for such prior calendar year showing the basis for the apportionment of each item. JNLIC-NY may request a written statement from Distributor setting forth, in reasonable detail, the nature of the services rendered, or expense incurred and other relevant information to support the charge. Any difference between the amount of the estimated apportioned expenses paid by JNLIC-NYand the amount of the actual apportioned expenses shall be paid to either Distributor or JNLIC-NY, as the case may be, within fifteen (15) days of the statement of actual apportioned expenses.

d.	All expenses that relate to the preparation and filing of the Contracts, Registration Statements, and promotional, sales and advertising materials shall be borne by JNLIC-NY .

e.	JNLIC-NY shall not advance funds to Distributor except to pay for services defined in this Agreement.

f.

JNLIC-NY agrees that in compliance with the requirements in the NAIC “Accounting Practices and Procedures Manual,” JNLIC-NY is responsible for the timely payment and delivery, not less frequently than on a quarterly basis, in connection with the settlement of distribution services provided by Distributor.

6.	Accounting Services

All records shall be maintained in accordance with New York Insurance Department Regulation No. 152 (11 NYCRR 243). In addition to the foregoing, a computer terminal, which is linked to the electronic system that generates the electronic records that constitute JNLIC-NY’s books of account, shall be kept and maintained at JNLIC-NY’s principal office in New York. During all normal business hours, there shall be ready availability and easy access through such terminal (either directly by New York Insurance Department personnel or indirectly with the aid of JNLIC-NY employees) to the electronic media used to maintain the records comprising JNLIC-NY’s books of account. The electronic records shall be in a readable form. Distributor shall maintain format integrity and compatibility of the electronic records that constitute JNLIC-NY’s books of account. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, Distributor shall convert such pre-existing records to a format that is compatible with the new system.

Distributor shall maintain acceptable backup (hard copy or another durable medium, as defined in Regulation No. 152, as long as the means to access the durable medium is also maintained at JNLIC-NY’s principal office of the records constituting JNLIC-NY’s books of account. Such backup shall be forwarded to JNLIC-NY on a monthly basis and shall be maintained by JNLIC-NY at its principal office in New York.

7.	Books and Records

a.

Maintenance of Books. The books and records of each Party to this Agreement include all books, accounts, data, files and records developed or maintained under or related to this Agreement (“Books and Records”). Distributor and JNLIC-NY each shall maintain its own Books and Records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as JNLIC-NY may reasonably request for purposes of its internal bookkeeping and accounting operations. Distributor shall keep such Books and Records insofar as they pertain to the computation of charges hereunder available for audit, inspection, and copying by JNLIC-NY and persons authorized by it or any governmental agency having jurisdiction over JNLIC-NY during all reasonable business hours.

b.

Ownership and Custody of Records. All Books and Records established and maintained by Distributor by reason of its performance of distribution services under this Agreement, which absent this Agreement would have been held by JNLIC-NY, shall be deemed the property of JNLIC-NY and shall be maintained in accordance with applicable law and regulation, including, but not limited to, New York Regulation No.152. Such records should be available, during normal business hours, for inspection by JNLIC-NY, anyone authorized by JNLIC-NY, and any governmental agency that has regulatory authority over JNLIC-NY’s business activities. Copies of such Books and Records shall be delivered to JNLIC-NY on demand. All such Books and Records shall be promptly transferred to JNLIC-NY by Distributor upon termination of this Agreement.

c.

Standard of Care. Distributor shall maintain back up records which will be available to JNLIC-NYin the event of a disaster. A disaster recovery site is available, and Distributor is responsible for maintaining such site.

8.	Indemnification

a.

By JNLIC-NY. JNLIC-NYshall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any FINRA Rule or FINRA interpretation, or any SEC rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)

arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Prospectus required to be filed by JNLIC-NY, (ii) any state blue-sky application or (iii) any other document executed by JNLIC-NY specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; provided that JNLIC-NY shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to JNLIC-NY by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or in any Prospectus required to be filed by JNLIC-NY; or

(2)	result from any breach by JNLIC-NY of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that JNLIC-NY may otherwise has; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, negligence or reckless disregard of duty by the person seeking indemnification.

b.

By Distributor. Distributor shall indemnify and hold harmless JNLIC-NY and each person who controls or is associated with JNLIC-NYwithin the meaning of such terms under the federal securities laws, and any officer, director, employee of JNLIC-NY or agent of the foregoing, against any and all joint or several losses, claims, damages or liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which JNLIC-NY and/or any such person may become subject under any statute or regulation, any FINRA Rule or FINRA interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)

arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Prospectus required to be filed by JNLIC-NY; (ii) any state blue-sky application or (iii) any other document executed by JNLIC-NY specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction. In each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to JNLIC-NY specifically for use in the preparation of any such Registration Statement or any such state blue-sky application or any amendment thereof or supplement thereto, or in any Prospectus required to be filed by JNLIC-NY;

(2)

result because of any use by Distributor or its Representatives of promotional, sales or advertising material not authorized by JNLIC-NY or any verbal or written misrepresentations by Distributor or its Representative or any unlawful sales practices concerning the Contracts by Distributor or its Representatives under federal securities laws or FINRA Rules;

(3)	result from any breach by Distributor of any provision of this Agreement; or

(4)	result from Distributor’s own misconduct or negligence.

This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, negligence or reckless disregard of duty by the person seeking indemnification.

c.

General. Promptly after receipt by a Party entitled to indemnification (“indemnified person”) under this Section 8 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 8 (“Indemnifying Party”), such indemnified person shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the indemnified person otherwise than on account of this Section 8. The Indemnifying Party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying Party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending herself, himself or itself.

The indemnification provisions contained in this Section 8 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or JNLIC-NY, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 8.

9.	Audits

JNLIC-NY and persons authorized by it or any governmental agency having jurisdiction over JNLIC-NY shall have the right, at JNLIC-NY’s expense, to conduct an audit of the relevant books, records, and accounts of Distributor upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Distributor shall give to the party requesting the audit reasonable cooperation and access to all books, records, and accounts necessary to audit during normal business hours.

10.	Compliance

a.

JNLIC-NY and Distributor are, and covenant that they shall remain, in compliance in all material respects with all applicable federal, state, and self-regulatory organization laws, rules and regulations.

b.

Maintaining Registration and Approvals. JNLIC-NY shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

c.

Confirmations and 1934 Act Compliance. JNLIC-NY, as agent for Distributor, shall prepare and disseminate to Contract purchasers’ transaction confirmations in accordance with policies and procedures that are agreed upon by the Parties. Such policies and procedures shall be reasonably designed to achieve compliance with Rule 10b-10 under the 1934 Act and any other laws, rules and regulations that are applicable to the delivery of transaction information to Contract owners. JNLIC-NY, or its appointed designee, shall maintain and preserve such Books and Records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. JNLIC-NY, and its appointed designee, shall maintain, as agent for Distributor, such Books and Records of Distributor pertaining to the offer and sale of the Contracts and required by the 1934 Act as may be mutually agreed upon by JNLIC-NY and Distributor, including but not limited to maintaining records of Representatives and of the payment of commissions and other payments or service fees to Representatives. JNLIC-NY and its appointed designee shall maintain all such Books and Records and hold such Books and Records on behalf of and as agent for Distributor whose property they are. JNLIC-NY acknowledges that such Books and Records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, FINRA, and by all other regulatory bodies having jurisdiction over the Contracts or Distributor.

d.

Maintenance of Books and Records. All Books and Records of JNLIC-NY are and remain the property of JNLIC-NY and are subject to control of JNLIC-NY. To the extent JNLIC-NY employs electronic storage media in connection with Books and Records created, maintained and stored on behalf of Distributor, JNLIC-NY agrees to comply with the requirements set forth in Rule 17a-4(f)(3)(vii) and 17a-4(i) of the 1934 Act. With respect to any Books and Records maintained and preserved on behalf of Distributor, JNLIC-NY hereby undertakes to permit examination of Books and Records at any time or from time to time during business hours by representatives of the SEC or F1NRA, and to promptly furnish to the SEC or FINRA or its designee a true, correct, complete and current hard copy of any or all of any part of such Books and Records. Subject to Distributor’s approval, JNLIC-NY reserves the right to delegate the duties set forth in this Section 10.d. to an affiliate or to a third party administrator.

e.	Rule 38a-1 Compliance.

(1)

Distributor shall provide to JNLIC-NY its adopted written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act for review and approval by JNLIC-NY, as depositor for the Variable Accounts. Such written compliance policies and procedures: (i) shall be reasonably designed to prevent violations of the federal securities laws, as such laws are defined in Rule 38a-1 under the 1940 Act and relate to Distributor’s duties under this Agreement as principal underwriter for the Contracts and the Variable Accounts; and (ii) shall include Distributor’s policies and procedures with regard to compliance with the SEC’s pricing rules for Variable Accounts, including but not limited to Rule 22c-1 under the 1940 Act, and with regard to JNLIC-NY’s Disruptive Trading policy as that policy is disclosed in the Prospectuses for the Contracts (the “Rule 38a-1 policies and procedures”).

(2)

Distributor and JNLIC-NY shall designate an individual as the Chief Compliance Officer for the Variable Accounts. In compliance with its policies and procedures, Distributor shall promptly provide the Chief Compliance Officer for the Variable Accounts with any material changes that have been made to Distributor’s Rule 38a-1 policies and procedures. Distributor shall retain such Rule 38a-1 policies and procedures for the time periods required by Rule 38a-1.

(3)

Distributor agrees to cooperate with JNLIC-NY in its testing and annual review of Distributor’s Rule 38a-1 policies and procedures under the 1940 Act conducted by the Chief Compliance Officer for the Variable Accounts to determine the adequacy of Distributor’s Rule 38a-1 policies and procedures and the effectiveness of their implementation required thereof. Distributor also agrees to cooperate in any interim testing and reviews of Distributor’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments. Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation as the Chief Compliance Officer for the Variable Accounts shall reasonably request from time to time.

(4)

Distributor shall provide JNLIC-NY with ongoing, direct, and immediate access to Distributor’s compliance personnel and shall cooperate with the Compliance Officer for the Variable Accounts in carrying out JNLIC-NY’s obligations under Rule 38a-1 to oversee the compliance program of Distributor.

(5)

Distributor shall promptly notify the Chief Compliance Officer for the Variable Accounts in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Distributor’s Rule 38a-1 policies and procedures and shall cooperate with JNLIC-NY in providing JNLIC-NY and the Chief Compliance Officer for the Variable Accounts with periodic and special reports with regard to the correction of any such Material Compliance Matter. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matter that involves: (1) a violation of the federal securities laws by Distributor (or its officers, directors, employees, or agents); (2) a violation of Distributor’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of Distributor’s Rule 38a-1 policies and procedures.

(6)

Distributor (and anyone acting under the direction of Distributor) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Chief Compliance Officer for the Variable Accounts in the performance of her or his responsibilities under Rule 38a-1.

f.

Privacy. JNLIC-NY and Distributor hereby acknowledge and agree that they are subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations enacted by the SEC (“Regulation S-P”). The obligation of the Parties under Regulation S-P shall include:

(1)

Privacy Notices. Any nonpublic personal information regarding “customers” or “consumers” of the Parties, as those terms are defined in Regulation S-P, shall be shared between the Parties and with others, only in accordance with the disclosures contained in the Privacy Notices that shall be provided by JNLIC-NY and Distributor to customers in accordance with the requirements of Regulation S-P.

(2)	Safeguarding Customer Information.

(i).

As required by Rule 30 under Regulation S-P, JNLIC-NYand Distributor shall adopt written policies and procedures that establish adequate administrative, technical and physical safeguards for the protection of customer records and information. These policies and procedures must be reasonably designed to: (i) ensure the security and confidentiality of customer records and information, (ii) protect against anticipated threats or hazards to the security and integrity of customer records and information, and (iii) protect against unauthorized access to or use of customer records or information. If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the Parties, should afford customers or consumers greater protections or rights than those provided by the Regulation S-P or should impose greater obligations or restrictions on the Parties (“Additional Privacy Laws”), the Parties shall comply with the terms of such Additional Privacy Laws.

(ii).

Distributor shall implement and maintain all appropriate measures designed to meet the objectives of 11 NYCRR 421 (Insurance Regulation No. 173), with respect to safeguarding JNLIC-NY’s customer information and customer information systems. Distributor shall adjust its information security program at the request of JNLIC-NY for any material changes dictated by JNLIC-NY’s assessment of risk around its customer information and customer information systems. Confirming evidence that Distributor has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by JNLIC-NY, anyone authorized by JNLIC-NY, and any governmental agency that has regulatory authority over JNLIC-NY’s business activities.

g.

Reports. Each Party shall furnish or cause to be furnished to the other such reports as the Party may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as applicable state insurance laws and any other applicable laws, rules and regulations.

h.

Issuance and Administration of Contracts. JNLIC-NY, or its appointed designee, shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, including all Contract owner communications, provided, however, that Distributor, and its designated Office(s) of Supervisory Jurisdiction and Branch Office(s) (the “Office(s)”) shall have full responsibility for the securities activities of all persons employed by JNLIC-NY, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities. Subject to Distributor’s approval, JNLIC-NY reserves the right to delegate its duties set forth in this Section 10.h to a third party administrator.

i.

Anti-Money Laundering Compliance. The Parties represent and warrant that they have implemented compliance programs that are reasonably designed to comply with the Bank Secrecy Act and with the US Department of Treasury’s Office of Foreign Assets Control rules and regulations. The Parties agree to file appropriate notices under section 314(b) of the Patriot Act. Further, if any Party becomes aware of circumstances that must be reported as a suspicious transaction under applicable regulations, such Party shall make commercially reasonable efforts to provide information regarding those circumstances to the other Parties, unless otherwise prohibited by law.

11.	Investigations and Proceedings

a.

Consultation and Cooperation. Distributor and JNLIC-NY shall cooperate fully in any securities or insurance regulatory investigation, proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, JNLIC-NY and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either Party with respect to the Contracts. In addition, Distributor agrees to furnish regulatory authorities with any information or reports in connection with the services it provides under this Agreement that may be requested in order to ascertain whether the operations of JNLIC-NY, Distributor or the Variable Accounts are being conducted in a manner consistent with applicable laws and regulations. Distributor further agrees to comply with the reporting requirements imposed by NASD Rule 3070 (or any FINRA Rule that supersedes such NASD rule) with regard to sales of the Contracts and the activities of Representatives.

b.

Customer Complaints. Distributor and JNLIC-NY shall cooperate fully in responding to any customer complaints and shall promptly provide to each other copies of all written customer complaints that are received concerning or related to Contracts, JNLIC-NY, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. Upon receipt, JNLIC-NY shall promptly provide to Distributor a copy of all customer correspondence received by JNLIC-NY concerning or related to the Contracts, JNLIC-NY, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder so that Distributor may review such correspondence and determine whether it constitutes a “complaint.” Distributor shall timely provide information as needed to enable JNLIC-NY to respond to such complaints, or shall itself respond to any such complaints if, as Distributor shall determine, such response is required by federal or state securities laws or FINRA Rules. Without limiting the foregoing, JNLIC-NY agrees to immediately notify Distributor if persons appointed with JNLIC-NY to sell Contracts are the subject of any written customer complaint involving allegations of theft, forgery or misappropriation of funds or securities, or are the subject of any claim for damages by a customer, broker, or dealer that is settled for an amount exceeding $15,000, or for such other amount as Distributor may request from time to time. JNLIC-NY further agrees to immediately notify Distributor if such appointed persons are the subject of such other occurrences or events that Distributor has identified in writing to JNLIC-NY as occurrences or events for which Distributor is required to provide notice to FINRA in accordance with applicable FINRA Rules.

12.	Exclusive Property

All funds and invested assets of JNLIC-NY are the exclusive property of JNLIC-NY, held for the benefit of JNLIC-NY and are subject to the control of JNLIC-NY.

13.	Termination

a.

This Agreement may be terminated by either Party upon giving thirty (30) days prior notice to the other Party; provided, however, a minimum of one hundred eighty (180) days-notice is required for termination of electronic data processing services. No consent is required for assignments by operation of law to an affiliate (i.e., merger).

b.	Upon termination, Distributor shall promptly deliver all Books and Records that are, or are deemed by this Agreement to be, the property of JNLIC-NY.

c.

No later than thirty (30) days after the effective date of termination of this Agreement, Distributor shall deliver to JNLIC-NY a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within thirty (30) days of receipt of such statement.

14.	Arbitration

In the event of any dispute or difference of opinion arising from or relating in any way to this Agreement or any transaction hereunder, including without limitation any dispute concerning the scope of this arbitration clause, the executive officers of the Parties shall attempt to negotiate a settlement. In the even the dispute cannot be resolved by the executive officers of the Parties, it is hereby mutually agreed upon by the Parties that such dispute or difference of opinion shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect by one arbitrator appointed in accordance with such rules. The Parties will cooperate with each other causing arbitration to be held in as efficient and expeditious a manner as practicable. Generally, the Parties agree that the arbitrator shall be an officer or former officer of life insurance companies or property and casualty insurance companies and unaffiliated with any of the Parties to this Agreement. The Parties agree to equally divide the cost of such arbitration. The decision of the arbitrator shall be final and binding on the Parties to the arbitration. Any arbitration proceeding shall take place in the State of New York or in any mutually agreeable location. This Section shall survive termination of this Agreement.

15.	Miscellaneous

a.

Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the Parties hereto provided that neither Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided however, that no consent is required for assignments by operation of law to an affiliate (i.e., merger).

b.	Amendment. Any change in the terms or provisions of this Agreement shall be effected by written agreement between JNLIC-NY and Distributor.

c.

Rights, Remedies, etc., are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties hereto are entitled to under state and federal laws. Failure of either Party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

d.

Notice and Contact Person. Each Party shall appoint one or more individuals who shall serve as the “Contact Person” for the purpose of carrying out this Agreement. Such Contact Person shall be authorized to act on behalf of their respective Party as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial Contact Persons shall be those set forth below. Each Party shall notify the other, in writing, as to the name and address of any replacement for any such designated Contact Person. All notices, statements or requests provided for hereunder shall be in writing and shall be deemed to have been given when delivered by hand to Contact Person or when sent to the Contact Person by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by telecopier or e-mail:

if to Jefferson National Life Insurance Company of New York, to:

Jefferson National Life Insurance Company of New York

One Nationwide Plaza

Columbus, Ohio 43215

Attn: Assistant Treasurer

if to Distributor, to:

Nationwide Investment Services Corporation

One Nationwide Plaza

Columbus, Ohio 43215

Attn: President

e.

Interpretation: Jurisdiction. This Agreement constitutes the whole agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the Parties with respect to such subject matter. No prior writings by or between the Parties with respect to the subject matter hereof shall be used by either Party in connection with the interpretation of any provision of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio regardless of the location of its execution or performance. All questions concerning its validity, construction or otherwise shall be determined under the laws of Ohio without giving effect to principles of conflict of laws.

f.

Severability. This is a severable Agreement. In the event any provision of this Agreement requires a Party to take action prohibited by applicable federal or state law or prohibit a Party from taking action required by applicable federal or state law, then it is the intention of the Parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

g.	Confidentiality.

(i).	Confidentiality Obligation.

The Parties covenant and agree they will not at any time during or after the termination of this agreement, reveal divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information. The Parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the Parties, and their respective successors and assigns.

(ii).	Confidential Information.

A.

As used herein, “Confidential Information” shall include, but not be limited to, information about Applicants for or purchasers of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning “consumers” or “customers” as described in Section 10.h herein, or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the “confidential information”) used or owned by a Party or any of its affiliates and made known (whether or not with the knowledge and permission of such Party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Parties) to the other Party at any time by reason of their association under this Agreement.

B.

“Confidential information” shall not include any information: (1) that was previously known by a Party from a source, other than the other Party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a Party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain: (v) that was or is developed by means independent of information provided by a Party or its affiliates. However, this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a Party is a member, except that no such disclosure shall be made sooner (unless otherwise compelled) than five business days after a Party’s written receipt of such an order. The Party receiving such an order shall promptly notify the other Parties of the order.

(iii).	Customer Information.

A.	As used herein, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated there under.

B.

Notwithstanding Section 16.g.i., entitled “Confidentiality Obligation,” the Parties understand and agree that customer information is jointly owned by both Parties. Each Party may use customer information to their own benefit and may disclose it to third Parties and/or the affiliates of each Party, as permitted by all applicable laws and pursuant to Section 10.f., entitled “Privacy.”

h.

Unauthorized Access to Confidential Information. In the event either Party knows or suspects that confidential information has been subject to unauthorized access, that Party shall notify the other Party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.

i.

Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

j.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

k.	Governing Law. This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the Parties determined in accordance with, the laws of State of New York.

l.

Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act, the 1940 Act and the Regulations, FINRA Rules and state laws and regulations, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:
Name:
Title:

NATIONWIDE INVESTMENT SERVICES CORPORATION

By:
Name:
Title: